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Stuart Strauss stuart.strauss@dechert.com +1 212 698 3529 Direct +1 212 698 0453 Fax

February 22, 2016

VIA EDGAR

Filing Room

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Market Vectors ETF Trust
File No. 333-207097
Post-Effective Amendment No. 1

Ladies and Gentlemen:

On behalf of Market Vectors ETF Trust (the “Registrant”), transmitted herewith for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, is a copy of Post-Effective Amendment No. 1 the Registrant’s Registration Statement on Form N-14 (the “Amendment”) relating to a proposed Agreement and Plan of Reorganization, pursuant to which all of the assets and liabilities of the Yorkville High Income MLP ETF and Yorkville High Income Infrastructure MLP ETF, each a series of Exchange Traded Concepts Trust, will be transferred to Market Vectors High Income MLP ETF and Market Vectors High Income Infrastructure MLP ETF, respectively (each an “Acquiring Fund”), each a series of the Registrant, in exchange for shares of beneficial interest of the respective Acquiring Fund.

This Amendment is being filed solely for the purpose of filing the final tax opinions as Exhibit Nos. (12)(a) and (b) to the Registration Statement on Form N-14. No fees are required in connection with this filing. Should you have any questions regarding the Registration Statement or the foregoing matters, please do not hesitate to contact Stuart M. Strauss at (212) 698-3529 or Allison M. Fumai at (212) 698-3526.

Very truly yours,

/s/ Stuart M. Strauss
Stuart M. Strauss